SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPORT CHALET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

June 21, 2006
Dear Stockholder:
     On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of the stockholders of Sport Chalet, Inc. to be held at One Sport Chalet Drive, La Cañada, California 91011, on Tuesday, August 8, 2006 at 9:00 a.m. (local time).
     The matters to be considered at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
     The directors and officers of the Company will be present at the meeting, and will be available to respond to any questions and discuss the Company’s operating results and future. I encourage you to attend in order to meet your directors and officers and to participate in the business of the meeting. However, if it is not possible for you to attend, please sign, date and promptly return the enclosed proxy card, or vote by telephone or the Internet, to ensure that your shares will be voted.
     Finally, you will find enclosed a 20% off coupon for your use at any of our 41 stores. As in the past, I encourage you to try our stores and to write me regarding your shopping experiences, what you liked about our stores and any suggestions you may have for improvement.
Sincerely,

Craig Levra,
Chairman of the Board

[THIS PAGE INTENTIONALLY LEFT BLANK]

SPORT CHALET, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 8, 2006
TO OUR STOCKHOLDERS:
     Notice hereby is given that the annual meeting (the “Meeting”) of the stockholders of Sport Chalet, Inc. (the “Company”) will be held at One Sport Chalet Drive, La Cañada, California 91011, on Tuesday, August 8, 2006 at 9:00 a.m. (local time) for the following purposes:
1.	Election of Directors. To elect two Class 2 directors to hold office until the annual meeting of stockholders to be held in 2009, or until their respective successors have been elected and qualified. One of the directors (the “Class A Director”) will be elected by the holders of the Class A Common Stock voting as a separate class, and the other will be elected by the holders of the Class A Common Stock and the holders of the Class B Common Stock voting together as a single class. The Board of Directors has nominated John R. Attwood and Craig L. Levra for election as Class 2 directors at the Meeting, and has nominated Mr. Attwood for election as the Class A Director.

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.

3.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.
     Only holders of record of the Common Stock of the Company at the close of business on June 12, 2006 (the “Stockholders”) are entitled to notice of and to vote, in person or by proxy, at the Meeting and at any adjournment or postponement thereof. For a period of at least ten days prior to the Meeting, a complete list of Stockholders will be open for examination by any stockholder during ordinary business hours at the Company’s executive offices at One Sport Chalet Drive, La Cañada, California 91011.
     The Proxy Statement that accompanies this Notice contains additional information regarding the proposals to be considered at the Meeting, and Stockholders are encouraged to read it in its entirety.
     As set forth in the enclosed Proxy Statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Board of Directors. It is expected that these materials first will be mailed to Stockholders on or about June 21, 2006.
By Order of the Board of Directors,
SPORT CHALET, INC.

Howard K. Kaminsky,
Secretary
La Cañada, California
June 21, 2006
IF YOU ARE A HOLDER OF RECORD ON THE RECORD DATE OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK YOU WILL RECEIVE A PROXY STATEMENT AND AN ACCOMPANYING PROXY WITH RESPECT TO EACH CLASS OF COMMON STOCK. TO ENSURE YOUR REPRESENTATION AT THE MEETING WITH RESPECT TO EACH CLASS OF COMMON STOCK, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY FOR THE OTHER CLASS OF COMMON STOCK THAT YOU OWN. YOU MAY ALSO VOTE BY TELEPHONE OR BY THE INTERNET. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE EXERCISE.

[THIS PAGE INTENTIONALLY LEFT BLANK]

SPORT CHALET, INC.
One Sport Chalet Drive
La Cañada, California 91011
(818) 949-5300

PROXY STATEMENT
PROPOSAL 1
REPORT OF THE COMPENSATION COMMITTEE
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2006 AND FISCAL YEAR-END OPTION/SAR VALUES
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
ANNUAL REPORT ON FORM 10-K

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 8, 2006

GENERAL INFORMATION
     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Sport Chalet, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of stockholders of the Company (the “Meeting”) to be held at the Company’s principal executive offices located at One Sport Chalet Drive, La Cañada, California 91011, on Tuesday, August 8, 2006 at 9:00 a.m. (local time) and at any adjournment or postponement thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Stockholders. Only holders of record of the Class A Common Stock or the Class B Common Stock of the Company (the “Stockholders”) at the close of business on June 12, 2006 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Meeting and any adjournment or postponement thereof. The Notice of Annual Meeting of Stockholders, this Proxy Statement and the accompanying proxy card (the “Proxy”) first will be mailed to Stockholders on or about June 21, 2006.
Matters to be Considered
     The matters to be considered and voted upon at the Meeting will be:
1.	Election of Directors. To elect two Class 2 directors to hold office until the annual meeting of stockholders to be held in 2009, or until their respective successors have been elected and qualified. One of the directors (the “Class A Director”) will be elected by the holders of the Class A Common Stock voting as a separate class, and the other will be elected by the holders of the Class A Common Stock and the holders of the Class B Common Stock voting together as a single class. The Board of Directors has nominated John R. Attwood and Craig L. Levra for election as Class 2 directors at the Meeting, and has nominated Mr. Attwood for election as the Class A Director.

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.

3.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.
Method of Voting
     Stockholders can vote by proxy by means of the mail, telephone or the Internet, or by attending the Meeting and voting in person. If you vote by telephone or the Internet, you do not need to return the enclosed Proxy. Telephone and Internet voting facilities will be available 24 hours a day, and will close at 11:59 p.m. on August 7, 2006. If you hold Common Stock in “street name,” you must either instruct your broker or nominee as to how to vote such shares or obtain a proxy, executed in your favor by your broker or nominee, to be able to vote at the Meeting.

     Voting by Mail. If you choose to vote by mail, simply mark the enclosed Proxy and date, sign and return it in the postage-paid envelope provided. If the envelope is missing, please mail the completed Proxy to Sport Chalet, Inc., c/o U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204, Attention: Proxy Department. You may also send the Proxy by facsimile to U.S. Stock Transfer Corporation at (818) 502-1737. If you vote by mail or facsimile, the Proxy must be signed and dated by you or your authorized representative or agent. Craig L. Levra and Howard K. Kaminsky, the designated proxyholders (the “Proxyholders”), are members of the Company’s management.
     Voting by Telephone. You can vote by calling the toll-free telephone number on the Proxy. Voice prompts will instruct you how to vote your shares and confirm that your vote has been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see the Proxy for additional instructions.
     Voting on the Internet. You can vote on the Internet at www.proxyvoting.com/SPCH. As with telephone voting, you can confirm that your vote has been properly recorded.
Revocation of Proxy
     You may revoke a proxy at any time before it is exercised at the Meeting by submitting a written revocation, or a duly executed proxy bearing a later date, with the Company’s Secretary at our principal executive offices located at One Sport Chalet Drive, La Cañada, California 91011 prior to the commencement of the Meeting. A Stockholder also may revoke a proxy by attending the Meeting and voting in person. Stockholders whose shares are held in “street name” should consult with their broker or nominee concerning the method for revoking their proxy.
Voting Rights
     The authorized capital stock of the Company consists of (i) 46,000,000 shares of Class A Common Stock, $0.01 par value (“Class A Common Stock”), of which 12,057,782 shares were issued and outstanding at the close of business on the Record Date, (ii) 2,000,000 shares of Class B Common Stock, $0.01 par value (“Class B Common Stock”), of which 1,705,154 shares were issued and outstanding at the close of business on the Record Date, and (ii) 2,000,000 shares of preferred stock, $0.01 par value, none of which were issued and outstanding on the Record Date. The Class A Common Stock and the Class B Common Stock are referred to herein collectively as the “Common Stock.”
     Each Stockholder is entitled to 1/20th of one vote, in person or by proxy, for each share of Class A Common Stock, and one vote, in person or by proxy, for each share of Class B Common Stock, standing in his or her name on the books of the Company at the close of business on the Record Date on each matter on which shares of such class of Common Stock are entitled to vote at the Meeting. The Certificate of Incorporation does not authorize cumulative voting in the election of directors.
     One-third of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting, present either in person or by proxy, will constitute a quorum for the conduct of business at the Meeting. Votes withheld, abstentions and “broker non-votes” (as defined below) will be counted for purposes of determining the presence of a quorum.
     The Certificate of Incorporation provides that the holders of the Class A Common Stock shall vote as a separate class for the election of one director (the “Class A Director”), and the holders of the Class A Common Stock and the holders of the Class B Common Stock shall vote together as a single class for the election of all other directors. In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. The Certificate of Incorporation divides the Board into three classes, with each class to be elected for a three-year term on a staggered basis. At the Meeting, two Class 2 directors will be elected to hold office until the annual meeting of stockholders to be held in 2009, or until their respective successors have been elected and qualified. The Board has nominated John R. Attwood and Craig L. Levra for election as Class 2 directors at the Meeting, and has nominated Mr. Attwood for election as the Class A Director.

     Each proposal described in this Proxy Statement, other than the election of directors, requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting. Abstentions and broker non-votes will have no effect with respect of the election of directors. With respect to all other proposals submitted to the Stockholders, abstentions will be included in the number of shares present and entitled to vote with respect to a proposal and, accordingly, will have the effect of a vote “AGAINST” the proposal. However, broker non-votes with respect to any other proposal submitted to the Stockholders will not be counted as shares present and entitled to vote with respect to a proposal and, accordingly, will not have any effect with respect to the approval of such proposal (other than to reduce the number of affirmative votes required to approve the proposal).
     Of the shares of Common Stock outstanding on the Record Date, 7,633,339 shares of Class A Common Stock (or approximately 63.3% of the issued and outstanding shares of Class A Common Stock) and 116,327 shares of Class B Common Stock (or approximately 6.8% of the issued and outstanding shares of Class B Common Stock), representing approximately 21.6% of the total voting power of the Class A Common Stock and the Class B Common Stock, were owned indirectly by Norbert Olberz (the “Founder”), as the co-trustee with his wife, Irene Olberz, of the Olberz Family Trust, a revocable grantor trust (the “Olberz Trust”). In addition, on the Record Date, Craig L. Levra, the Company’s Chairman of the Board, President and Chief Executive Officer, and Howard K. Kaminsky, the Company’s Executive Vice President-Finance, owned 115,723 and 96,532 shares, respectively, of Class A Common Stock (or approximately 1.8% of the issued and outstanding shares of Class A Common Stock), and 762,184 and 264,571 shares, respectively, of Class B Common Stock (or approximately 60.2% of the issued and outstanding shares of Class B Common Stock), representing approximately 44.9% of the total voting power of the Class A Common Stock and the Class B Common Stock. As a result, Messrs. Olberz, Levra and Kaminsky will have the power to determine the outcome of any matter submitted to the Stockholders. Messrs. Olberz, Levra and Kaminsky have indicated that they intend to vote all shares owned by them “FOR” the election of the Board’s nominees, and “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.
     If a Proxy is properly signed, dated and returned and is not revoked, the Proxy will be voted at the Meeting in accordance with the instructions given in the Proxy. If no instructions are given in the Proxy, such shares of Common Stock will be voted “FOR” the election of the Board’s nominees, “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007 and in accordance with the recommendations of the Board as to any other matter that may properly be brought before the Meeting or any adjournment or postponement thereof.
     Brokers holding Common Stock in “street name” who are members of a stock exchange are required by the rules of the exchange to transmit this Proxy Statement to the beneficial owner of the Common Stock and to solicit voting instructions with respect to the matters submitted to the Stockholders. If the broker has not received instructions from the beneficial owner by the date specified in the statement accompanying such material, the broker may give or authorize the giving of a Proxy to vote the Common Stock at his discretion in the election of directors or the appointment of the independent registered public accounting firm. However, brokers or nominees do not have discretion to vote on certain other proposals without specific instructions from the beneficial owner. When a broker or nominee votes a client’s shares on some but not all proposals, the missing votes are referred to as “broker non-votes.” If you hold Common Stock in “street name” and you fail to instruct your broker or nominee as to how to vote such shares, your broker or nominee may, in its discretion, vote such shares “FOR” the election of the Board’s nominees and “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.

Procedures for Stockholder Nominations
     Under the Company’s Bylaws, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting, but only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders with respect to an election to be held at an annual or special meeting of stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Stockholder nominations submitted in accordance with the requirements of the Bylaws will be forwarded to the Corporate Governance and Nominating Committee. See “Proposal 1. Election of Directors – Nominating Procedures and Criteria.”
Cost of Solicitation of Proxies
     This Proxy solicitation is made by the Board, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and any other material used in this solicitation of Proxies. The solicitation of Proxies will be made by mail and may be supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company. If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with Stockholders, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile or e-mail, or in person, to request that Proxies be furnished. No additional compensation will be paid for these services. We will furnish copies of solicitation materials to banks, brokerage houses and other custodians, nominees and fiduciaries to be forwarded to the beneficial owners of Common Stock held in their names. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners.
Other Business
     As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Meeting, including a motion to adjourn the Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the Proxyholders intend to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board, and the authority to do so is included in the Proxy.

Security Ownership of Principal Stockholders and Management
     The following table sets forth as of the Record Date certain information relating to the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of any class of the Common Stock (other than depositories), (ii) each of the Company’s directors, (iii) each of the Named Executive Officers (as defined below) and (iv) all of the Company’s executive officers and directors as a group.

	Class A Common Stock		Class B Common Stock		% of Total
Name and Address (1)	Shares (2)	% of Class (3)	Shares (2)	% of Class (3)	Voting Power (4)
Norbert Olberz (5)	7,633,339	63.3%	116,327	6.8%	21.6%
John R. Attwood (6)	40,250	*	5,750	*	*
Donald J. Howard (7)	18,083	*	2,583	*	*
Al D. McCready (8)	35,000	*	5,000	*	*
Eric S. Olberz (6)	122,262	1.0%	17,466	1.0%	1.0%
Kenneth Olsen (9)	49,758	*	7,108	*	*
Frederick H. Schneider (6)	89,075	*	12,725	*	*
Craig L. Levra (10)	563,223	4.5%	814,684	46.4%	35.4%
Howard K. Kaminsky (11)	238,949	2.0%	295,988	17.0%	13.1%
Dennis D. Trausch (12)	312,730	2.6%	37,050	2.1%	2.3%
Jeffrey A. Lichtenstein (13)	125,750	1.0%	17,250	1.0%	1.0%
Tim A. Anderson (14)	109,500	*	13,500	*	*
Wedbush, Inc. (15)	1,009,344	8.4%	146,012	8.6%	8.5%
Directors and executive officers as a group (12 persons) (16)	9,337,919	71.1%	1,345,431	72.6%	72.2%

*	Less than 1%

(1)	The address of each executive officer and director is in care of the Company, One Sport Chalet Drive, La Cañada, California 91011. The address of Wedbush, Inc. is 1000 Wilshire Boulevard, Los Angeles, California 90017.

(2)	Except as may be set forth below and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares of Common Stock owned.

(3)	Based on 12,057,782 shares of Class A Common Stock and 1,705,154 shares of Class B Common Stock outstanding on the Record Date. Under Rule 13d-3 of the Securities Exchange Act of 1934, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. The amount of shares beneficially owned by such person by reason of these acquisition rights is not deemed outstanding for the purpose of calculating the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at the Record Date.

(4)	Based on 1/20th of one vote for each share of Class A Common Stock and one vote for each share of Class B Common Stock.

(5)	Consists of shares held by the Olberz Trust, a revocable grantor trust of which Mr. Olberz and his wife are co-trustees.

(6)	Includes 12,250 shares of Class A Common Stock and 1,750 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 12, 2006.
(Footnotes continued on next page)

(Footnotes continued from prior page)

(7)	Consists of 18,083 shares of Class A Common Stock and 2,583 shares of Class B Common Stock issuable upon the exercise of stock options which first became exercisable on or before August 12, 2006. Excludes 2,917 shares of Class A Common Stock and 417 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(8)	Includes 12,250 shares of Class A Common Stock and 1,750 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 12, 2006.

(9)	Includes 18,083 shares of Class A Common Stock and 2,583 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 12, 2006. Excludes 2,917 shares of Class A Common Stock and 417 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(10)	Includes 447,500 shares of Class A Common Stock and 52,500 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 12, 2006.

(11)	Includes 142,417 shares of Class A Common Stock and 31,417 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 12, 2006. Excludes 2,333 shares of Class A Common Stock and 333 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(12)	Includes 171,000 shares of Class A Common Stock and 23,000 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 12, 2006.

(13)	Includes 122,250 shares of Class A Common Stock and 16,750 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 12, 2006.

(14)	Consists of 109,500 shares of Class A Common Stock and 13,500 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 12, 2006.

(15)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2006, by Wedbush, Inc., Edward W. Wedbush and Wedbush Morgan Securities, Inc. as joint filers. Wedbush, Inc. is the parent company of Wedbush Morgan Securities, Inc. Edward W. Wedbush is the chairman and principal shareholder of Wedbush, Inc. and the President of Wedbush Morgan Securities, Inc. Wedbush, Inc. states that it has sole voting power and sole dispositive power over 644,885 shares of Class A Common Stock and 98,063 shares of Class B Common Stock, shared voting power over 919,394 shares of Class A Common Stock and 133,162 shares of Class B Common Stock and shared dispositive power over 1,009,344 shares of Class A Common Stock and 146,012 shares of Class B Common Stock. Mr. Wedbush states he has sole voting power and sole dispositive power over 229,950 shares of Class A Common Stock and 32,850 shares of Class B Common Stock, shared voting power over 919,394 shares of Class A Common Stock and 133,162 shares of Class B Common Stock and shared dispositive power over 1,009,344 shares of Class A Common Stock and 146,012 shares of Class B Common Stock. Wedbush Morgan Securities, Inc. states it has sole voting power and sole dispositive power over 44,559 shares of Class A Common Stock and 2,249 shares of Class B Common Stock, shared voting power over 919,394 shares of Class A Common Stock and 133,162 shares of Class B Common Stock and shared dispositive power over 1,009,344 shares of Class A Common Stock and 146,012 shares of Class B Common Stock. Mr. Wedbush disclaims beneficial ownership of the Class A Common Stock or the Class B Common Stock held by Wedbush, Inc. or Wedbush Morgan Securities, Inc.

(16)	Includes 1,077,833 shares of Class A Common Stock and 149,333 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 12, 2006. Excludes 8,167 shares of Class A Common Stock and 1,167 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

PROPOSAL 1
ELECTION OF DIRECTORS
Directors and Executive Officers
     The Bylaws of the Company provide that the number of directors of the Company shall be fixed from time to time by the Board, but shall not be less than three. The Board has fixed the number of directors at eight. The Certificate of Incorporation provides that the Board shall be divided into three classes, as nearly equal in number as possible, which are elected for staggered three-year terms. The term of each class expires at the annual meeting of stockholders in the year 2006 (Class 2), the year 2007 (Class 3) and the year 2008 (Class 1).
     The Certificate of Incorporation provides that each holder of Class A Common Stock shall be entitled to 1/20th of one vote, in person or by proxy, for each share of such class standing in his or her name in the election of directors, and each holder of Class B Common Stock shall be entitled to one vote, in person or by proxy, for each share of such class standing in his or her name in the election of directors. The holders of Class A Common Stock shall vote as a separate class for the election of one director (the “Class A Director”). The holders of the Class A Common Stock and the holders of the Class B Common Stock shall vote together as a single class for the election of all other directors.
     The Board has nominated John R. Attwood and Craig L. Levra, each of whom currently is a member of the Board, for election as Class 2 directors at the Meeting, to serve until the annual meeting of stockholders to be held in 2009, or until their respective successors have been elected and qualified. The Board has nominated Mr. Attwood for election as the Class A Director.
     Each nominee has indicated his willingness to serve and, unless otherwise instructed, the Proxyholders will vote the Proxies received by them for the nominees of the Board. If any nominee is unable or unwilling to serve as a director at the time of the Meeting or any adjournment or postponement thereof, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.
     The Company’s Bylaws set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. See “General Information – Procedures for Stockholder Nominations” above. Stockholders have not proposed any candidates for election at the Meeting.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE BOARD’S NOMINEES.
     None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. Except as set forth below, there are no family relationships among directors or executive officers of the Company and, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board.
     The following table sets forth certain information with respect to the nominees, continuing directors and executive officers of the Company as of the Record Date. An asterisk (*) by the name of a director indicates that the Board has determined that the director is “independent” under the rules of the Nasdaq Stock Market (“Nasdaq”).

Name	Age	Class	Position
Al D. McCready *	59	1	Director and a member of the Audit Committee since May 2001 and Chairman of the Corporate Governance and Nominating Committee since November 2003. Mr. McCready is the Chairman and Chief Executive Officer of McCready Manigold Ray & Co., Inc., a consulting firm that serves retail and distribution industry clients. Mr. McCready has specialized in consulting with retail companies since 1978, focusing on corporate strategy, information systems strategy, and technology planning. Prior to founding McCready Manigold Ray & Co., Inc. in 1991, Mr. McCready was National Director of Retail and Distribution Industry Services and a Partner at the firm of Deloitte & Touche LLP. Mr. McCready received a Masters Degree in Business Administration from the University of Utah, and is a doctoral candidate at The George Washington University in Washington, D.C. where he is studying corporate governance.

Eric S. Olberz	43	1	Director since 1992, a member of the Compensation Committee from 1992 until May 2004 and a member of the Audit Committee from 1992 until May 2001. Mr. Olberz is self-employed as a Certified Public Accountant. He was employed as a staff accountant with BDO/Nation Smith Hermes Diamond-Accountants & Consultants from November 2000 to July 2002. Mr. Olberz worked primarily with the firm’s family office group, providing wealth management services for high net worth individuals. From July 1999 to November 2000, he was employed as a staff auditor with Moreland & Associates. Mr. Olberz was President and owner of Camp 7, Inc., a soft goods manufacturing operation located in Santa Ana, California, from July 1995 to October 1996 and Vice Chairman of the Company from October 1994 to July 1995, Vice President from 1984 to October 1994 and Secretary from October 1992 to July 1995. Mr. Olberz resigned as an officer and employee of the Company concurrently with Camp 7, Inc.’s acquisition of the Company’s soft goods manufacturing operations in July 1995. Mr. Olberz received a Bachelors Degree with an emphasis in accounting from National University and is a Certified Public Accountant. Mr. Olberz is the son of Norbert Olberz, the Founder.

Name	Age	Class	Position
Frederick H. Schneider*	50	1	Director and a member of the Audit Committee since May 2000, Chairman of the Audit Committee since May 2004 and a member of the Corporate Governance and Nominating Committee since November 2003. Mr. Schneider currently is the Chief Financial Officer of Skechers USA, Inc. (NYSE:SKX), a footwear manufacturer. Prior to joining Skechers in January 2006, he served as a Senior Managing Director of Pasadena Capital Partners LLP, a private equity investment firm. He served as Chief Financial Officer and Principal of Leonard Green & Partners, L.P., a private equity investment firm, from September 1994 to January 1998. From June 1978 to September 1994, he was employed by KPMG Peat Marwick, including as an Audit and Due Diligence Partner from June 1989 to September 1994. Mr. Schneider is also a director and Chairman of the Audit Committee of Meade Instruments Corp., a manufacturer and distributor of consumer optical products.

John R. Attwood*	76	2	Director and Chairman of the Compensation Committee since February 1993 and a member of the Audit Committee from February 1993 until May 2001. Mr. Attwood is the President of Attwood Enterprises, a consulting business. He was the Chairman of Coca-Cola Bottling of Los Angeles and a Senior Vice President and a Group President of Beatrice Companies, Inc., the parent company of Coca-Cola Bottling of Los Angeles, until his retirement in 1986.

Craig L. Levra	47	2	Chairman of the Board since August 2001, Director since November 1998, President since November 1997, Chief Operating Officer from November 1997 until August 1999 and Chief Executive Officer since August 1999. Prior to joining the Company, Mr. Levra was employed by The Sports Authority, then the nation’s largest sporting goods retailer. During his five-year tenure with that company, he held positions of increasing responsibility in merchandising and operations and was Vice President of Store Operations at the time of his departure. Mr. Levra received a Bachelors Degree and a Masters Degree in Business Administration from the University of Kansas. Mr. Levra currently serves on the Board of Directors of Junior Achievement of Southern California, the Board of Directors of the Southern California Committee for the Olympic Games, and the Board of Directors of the Los Angeles Sports and Entertainment Commission.

Name	Age	Class	Position
Donald J. Howard*	60	3	Director since June 2004 and member of the Compensation Committee since June 2004 and the Corporate Governance and Nominating Committee since February 2005. Mr. Howard currently is a Partner and Senior Vice President, Development of Marketplace Properties, a shopping center development company. He served as Senior Vice President, Development of Donahue Schriber, a Southern California mall development company, from 1997 until joining Marketplace Properties in 1998, and as Senior Vice President, Real Estate/Construction of The Vons Companies, Inc., a leading grocery store chain, from 1994 to 1997. Mr. Howard has been employed in the development, construction and management of retail properties in Southern California since 1974. He received a Bachelors Degree in Business Administration from the University of Southern California.

Norbert Olberz	81	3	The Company’s founder since 1959, Chairman Emeritus since August 2001, Chairman of the Board from 1959 until August 2001, Interim President from April 1995 to November 1997 and Interim Chief Executive Officer from April 1995 to August 1999.

Kenneth Olsen*	88	3	Director and a member of the Compensation Committee since June 1994 and Chairman of the Audit Committee from June 1994 to May 2004. Mr. Olsen served as President and Chief Executive Officer of The Vons Companies, Inc., a leading grocery store chain, from 1974 to 1983, at which time he retired from full-time responsibilities after 38 years with that company. Mr. Olsen currently serves as a director of several nonprofit organizations and is a management consultant advising national and international firms on marketing and merchandising consumer products.

Howard K. Kaminsky	48	—	Chief Financial Officer since joining the Company in 1985, Executive Vice President - Finance since May 2000 and Secretary since July 1995. Mr. Kaminsky served as Vice President-Finance from January to April 1997, Senior Vice President-Finance from April 1997 to May 2000 and Treasurer from October 1992 to January 1997. Prior to joining the Company, Mr. Kaminsky was employed in the auditing division of Ernst & Young LLP where he became a Certified Public Accountant. He received a Bachelors Degree in Business Administration from California State University, Northridge. Mr. Kaminsky is a member of Financial Executives International.

Name	Age	Class	Position
Dennis D. Trausch	57	—	Executive Vice President - Growth and Development since April 2002 and Executive Vice President-Operations from June 1988 until April 2002. Since joining the Company in 1976, Mr. Trausch has served in various positions starting as a salesperson and assuming positions of increasing responsibility in store and Company operations.

Jeffrey A. Lichtenstein	48	—	Senior Vice President — Risk Management since October 2003, Vice President — Loss Prevention and Internal Audit from March 2000 to October 2003 and Director of Loss Prevention from September 1997 to March 2000. Since joining the Company in 1990, Mr. Lichtenstein has served in various positions of increasing responsibility in both store and Company operations. He received a Bachelors Degree in Business Administration from California State University, Northridge.

Tim A. Anderson	46	—	Vice President — Retail Operations since October 2003 and Director of Store Operations from April 2002 to October 2003. Mr. Anderson was employed by Vans Incorporated, a national apparel and footwear retailer, as Director of Retail Operations from 1998 until joining the Company.

Committees of the Board
     The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. In addition, during 2005, the Board had a Special Committee. Each committee consists of two or more directors who serve at the discretion of the Board. Each member of a committee is “independent” as defined under the applicable rules of Nasdaq and the SEC.
     Audit Committee. The Audit Committee currently consists of Messrs. McCready, Olsen and Schneider, who serves as the chairman of the committee. The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities regarding (i) the Company’s accounting and system of internal controls, (ii) the quality and integrity of the Company’s financial reports, (iii) the Company’s compliance with legal and regulatory requirements, and (iv) the independence and performance of the Company’s independent registered public accounting firm. The Board has determined that Mr. Schneider qualifies as an “audit committee financial expert” as defined under the rules of the SEC.
     Compensation Committee. The Compensation Committee currently consists of Mr. Attwood, who serves as the chairman of the committee, and Messrs. Howard and Olsen. The purpose of the Compensation Committee is to help to ensure that (i) the executive officers of the Company are compensated in a manner consistent with the compensation strategy of the Company determined by the Board, (ii) the treatment of all executive officers is in an equitable and consistent manner, (iii) the Company maintains the ability to recruit and retain qualified executive officers, and (iv) the requirements of the appropriate regulatory bodies are met. The committee also administers the Company’s 1992 Incentive Award Plan (the “1992 Plan”), Executive Bonus Plan, Employment Retirement Savings Plan (the “401(k) Plan”), and 2004 Equity Incentive Plan (the “2004 Plan”).
     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee currently consists of Mr. McCready, who serves as the chairman of the committee, and Messrs. Howard and Schneider.
     The principal purposes of Corporate Governance and Nominating Committee are to help ensure that (i) the Board is appropriately constituted to meet its fiduciary obligations to the stockholders and the Company, and (ii) the Company has followed and continues to follow appropriate governance standards. To carry out its purposes, the committee (i) identifies individuals qualified to become members of the Board, consistent with criteria approved by the Board, (ii) recommends the director nominees to be selected by the Board for the next annual meeting of stockholders, (iii) develops and recommends to the Board corporate governance principles applicable to the Company, and (iv) oversees the evaluation of the Board and management. For further information concerning the criteria and procedures for selecting director nominees, see “Nominating Procedures and Criteria” below.
     Special Committee. The Special Committee consisted of Mr. McCready, who served as the chairman of the committee, and Messrs. Attwood, Howard, Olsen and Schneider. The purpose of the Special Committee was to review the recapitalization described in “Certain Relationships and Related Transactions,” and to advise the Board whether to recommend the recapitalization to the stockholders.
     Charters of the Committees. Each standing committee of the Board has recommended, and the Board has adopted, and may amend from time to time, a written charter, a copy of which is available on the Company’s website at www.sportchalet.com.

Meetings of the Board and Committees
     The Board held five meetings during the fiscal year ended March 31, 2006. The Audit Committee held five meetings, the Compensation Committee held three meetings, the Corporate Governance and Nominating Committee held two meetings, and the Special Committee held four meetings, during the fiscal year ended March 31, 2006. Each person who was a director of the Company or a member of a committee of the Board was present for at least 75% of the meetings of the Board and all such committees held during the fiscal year ended March 31, 2006, except Norbert Olberz.
     It is the policy of the Company to require members of the Board to attend the annual meeting of stockholders, if practicable. Each director, other than John R. Attwood and Norbert Olberz, attended the 2005 annual meeting of stockholders.
Nominating Procedures and Criteria
     Among its functions, the Corporate Governance and Nominating Committee considers and approves nominees for election to the Board. In addition to the candidates proposed by the Board or identified by the committee, the committee considers candidates for director suggested by stockholders, provided such recommendations are made in accordance with the procedures set forth in the Bylaws and described under “General Information – Procedures for Stockholder Nominations” above. Stockholder recommendations that comply with these procedures will constitute valid nominations and will receive the same consideration that the committee’s nominees receive. Stockholders have not proposed any candidates for election at the Meeting.
     Essential criteria for all candidates considered by the Corporate Governance and Nominating Committee include the following: integrity and ethical behavior; maturity; management experience and expertise; independence and diversity of thought; broad business or professional experience; and an understanding of business and financial affairs and the complexities of business organizations.
     In evaluating candidates for certain Board positions, the committee evaluates additional criteria, including the following: financial or accounting expertise; experience in the Company’s industry; business and other experience relevant to public companies of a size comparable to the Company; and experience in investment banking, commercial lending or other financing activities.
     In selecting director nominees, the committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of the Company.
     The Board’s nominees for the Meeting have been recommended by the Corporate Governance and Nominating Committee, and have been selected by the full Board.
Communications with Directors
     Stockholders may communicate with the chair of the Audit Committee, the Compensation Committee, or the Corporate Governance and Nominating Committee, or with the independent directors as a group, by writing to any such person or group c/o the Secretary of the Company, at the Company’s office at One Sport Chalet Drive, La Cañada, California 91011.
     Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any such communication that is not distributed will be made available to any independent director upon request.
     Communications that include information better addressed by the complaint hotline supervised by the Audit Committee will be delivered to the hotline.

Compensation of Directors
     Directors who are employees of the Company are compensated as officers of the Company and receive no separate compensation for serving as directors. Non-employee directors receive an annual retainer of $22,000 plus $750 for each Board or committee meeting attended during the fiscal year. The chair of the Audit Committee receives an additional $1,500 for each Audit Committee meeting attended, and the other committee chairs receive an additional $750 for each meeting of their respective committees attended. Directors also receive reimbursement of expenses incurred in attending meetings. The Board may modify such compensation in the future. No non-employee director received more than $42,000 in fees for attending Board or committee meetings during the fiscal year ended March 31, 2006.
     Prior to January 1, 2005, under the 1992 Plan, each non-employee director was granted automatically upon becoming a director, options to purchase 5,000 shares of Common Stock at the fair market value on the grant date. Under this plan, on each triennial date on which a non-employee director was reelected to the Board, options for an additional 5,000 shares were granted automatically to the director subject to an aggregate limit for any one non-employee director of options to acquire a total of 30,000 shares. Options under this plan are exercisable one-third upon grant and one-third on each of the first and second anniversaries of the date of grant, and all options expire five years from the date of grant. Beginning January 1, 2005, under the 2004 Plan, on the date of the annual meeting of stockholders each non-employee director currently is granted options to purchase 2,000 shares of Class A Common Stock at the fair market value on the date of grant. All options are fully vested upon grant and expire ten years from the date of grant. Messrs. Attwood, Howard, McCready, Eric Olberz, Olsen and Schneider have been granted outstanding options representing a total of 14,000, 24,000, 14,000, 14,000, 24,000 and 14,000 shares, respectively. See “Incentive Compensation Plans — 2004 Equity Incentive Plan.”
Compensation Committee Interlocks and Insider Participation
     No member of the Compensation Committee is or has been an officer or employee of the Company.
Report of the Compensation Committee on Executive Compensation
     The Report of the Compensation Committee of the Board of Directors shall not be deemed filed under the Securities Act of 1933, as amended (the “Securities Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
REPORT OF THE COMPENSATION COMMITTEE
     General. The Compensation Committee determines the compensation of the executive officers of the Company. The Compensation Committee also administers the Company’s executive bonus plan, equity incentive plans and 401(k) plan. The Compensation Committee consists of three directors, each of whom has been determined by the Board to be “independent” under the rules of Nasdaq. The Compensation Committee operates under a written charter approved by the Board, a copy of which is available on the Company’s website at www.sportchalet.com.
     Compensation Philosophy. The Company’s compensation programs are designed to attract, retain and motivate executives critical to the Company’s long-term growth and profitability. Compensation of executive officers consists of base salaries, performance-based incentive bonuses, long-term equity incentive awards and perquisites. The Compensation Committee’s policy generally is to pay base salaries that are competitive with the salaries paid to executives of other companies in the Company’s industry that are of similar size. Bonus programs and equity incentive plans are designed to motivate our executives to achieve strategic objectives and performance objectives established by the Board.
     The Company has entered into written employment agreements with Messrs. Olberz, Levra, Kaminsky and Trausch. See “Employment Agreements.”
     The various elements of the Company’s compensation program are discussed below.

     Base Salary. During the fiscal year ended March 31, 2006, the annual base salaries for the executive officers were: Norbert Olberz ($230,596), Craig L. Levra ($330,000), Howard K. Kaminsky ($219,713), Dennis D. Trausch ($169,823), Jeffrey A. Lichtenstein ($148,538) and Tim A. Anderson ($156,443). The annual base salaries for fiscal 2007 for the executive officers will be: Norbert Olberz ($150,000), Craig L. Levra ($380,000), Howard K. Kaminsky ($228,000), Dennis D. Trausch ($180,000), Jeffrey A. Lichtenstein ($150,579) and Tim A. Anderson ($170,000). Salaries are established by the Compensation Committee based on its subjective assessment of the executive’s scope of responsibility, level of experience, individual performance, and past and potential contribution to the Company’s business. Based upon information concerning the compensation for comparable executives generally, the Compensation Committee believes that the base salary of each executive officer is comparable to the base salaries of executives of other companies in the Company’s industry that are of similar size.
     Bonus. The Company maintains a bonus plan under which, subject to an overall maximum, the executive officers, other than Norbert Olberz may earn a bonus as a percentage of their base compensation, if the Company meets the performance criteria set by the Compensation Committee at the beginning of the fiscal year. See “Incentive Compensation Plans — Executive Bonus Plan.” During fiscal 2006, the performance criteria set by the Compensation Committee was a specified amount of pretax profit computed without regard to the expenses associated with the Company’s recent recapitalization. This pretax profit objective was met, and the following bonuses were paid under the plan to the executive officers: Craig L. Levra ($346,500), Howard K. Kaminsky ($88,580), Dennis D. Trausch ($68,640), Jeffrey A. Lichtenstein ($52,703) and Tim A. Anderson ($63,232). Based upon information concerning the compensation of comparable executives generally, the Compensation Committee believes that the executive officers’ total compensation under this bonus plan for fiscal 2006 falls within the range of industry averages for the defined labor market.
     Equity Incentives. The Compensation Committee believes that long-term equity incentive awards provide a valuable incentive to achieve long-term growth and maximum stockholder value by linking compensation benefits to the long-term growth in the Company’s stock value. Messrs. Levra, Kaminsky, Trausch, Lichtenstein and Anderson hold options to purchase 447,500, 144,750, 171,000, 122,250 and 109,500 shares, respectively, of Class A Common Stock and 52,500, 31,750, 23,000, 16,750 and 13,500 shares, respectively, of Class B Common Stock, exercisable at the market price on the date of grant. Under the 2004 Plan, the Company may grant any type of award whose value is derived from the value of the Common Stock of the Company, including shares of Common Stock, options and stock appreciation rights.
     Perquisites. During fiscal 2006, each executive officer received an annual automobile allowance of $18,000 for Mr. Olberz, $14,400 for Mr. Levra, $10,800 for Messrs. Kaminsky, Trausch and Lichtenstein and $14,161 for Mr. Anderson. For fiscal 2007, such allowances will be $18,000 for Messrs. Olberz and Levra, $10,800 for Messrs. Kaminsky, Trausch and Lichtenstein, and $15,000 for Mr. Anderson. During fiscal 2006, each executive officer received reimbursement for personal tax and financial advisory services of up to $1,500 for Mr. Olberz, $1,200 for Mr. Levra and $750 for Messrs. Kaminsky, Trausch, Lichtenstein and Anderson. Such amounts will remain unchanged in fiscal 2007, except Mr. Levra’s reimbursement will be $2,000. Each executive officer also is entitled to participate in the Company’s executive health care plan which pays all health care costs not covered by the Company’s group health insurance plan, up to $100,000 in the aggregate and $30,000 per occurrence, including premiums and deductibles.
     The Compensation Committee will continue to review the Company’s overall executive compensation program periodically and, if appropriate, adjust existing compensation levels or policies in order to meet market demands or changing corporate objectives.
     Compensation of the Chairman Emeritus. Pursuant to his employment contract, Norbert Olberz, as Chairman Emeritus, was paid a base salary of $300,000 during fiscal 2006 until October 1, 2005, at which date his base salary was reduced to $150,000. In addition, during fiscal 2006 Mr. Olberz received an automobile allowance of $18,000 and reimbursement of personal tax and financial advisory services of $1,500, and participated in the Company’s executive health care plan. Mr. Olberz does not participate in the executive bonus plan or long-term equity incentive awards because, in the Compensation Committee’s view, his significant stockholdings in the Company already provide sufficient motivation for him to achieve long-term profitability and maximum stockholder value.

     Compensation of the Chairman and Chief Executive Officer. Pursuant to his employment contract, Mr. Levra, as Chairman of the Board and Chief Executive Officer, was paid a base salary of $330,000 during fiscal 2006 and will be paid a base salary of $380,000 in fiscal 2007, which amounts the Compensation Committee believes to be reasonable when compared to the compensation paid by comparable companies. Mr. Levra’s participation in the executive bonus plan and equity incentive plans and perquisites are described above. The Company paid Mr. Levra a bonus of $346,500 for fiscal 2006 under the executive bonus plan described above based on the Company’s achievement of its profit objective. In addition, during fiscal 2006 Mr. Levra received an automobile allowance of $14,400 and reimbursement for personal tax and financial advisory services of $1,200, and participated in the Company’s executive health care plan.
     Tax Deductibility of Executive Compensation. The Internal Revenue Code limits the deductibility for federal income tax purposes of non-performance based compensation in excess of $1,000,000 provided to certain executive officers. As the Company’s current compensation structure generally does not contemplate annual compensation to any executive in excess of $1,000,000, the Compensation Committee has not formulated a policy in qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code, and does not foresee the necessity of doing so in the near future. Should limitations on the deductibility of compensation become a material issue, the Compensation Committee will, at such time, determine whether such a policy should be implemented, either in general or with respect to specific transactions. In connection with the recapitalization described in “Certain Relationships and Related Transactions,” however, the value of the transfer of Class B Common Stock by the Olberz Trust to Messrs. Levra and Kaminsky exceeded $1,000,000 and, accordingly, the Company’s income tax deduction was limited. See the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

Dated: June 12, 2006	COMPENSATION COMMITTEE

John R. Attwood
Donald J. Howard
Kenneth Olsen

Executive Compensation
     The following table sets forth, as to the Chief Executive Officer and as to each of the other four most highly compensated officers whose compensation exceeded $100,000 during the last fiscal year (the “Named Executive Officers”), information concerning all cash and non-cash compensation awarded, earned or paid for services to the Company in all capacities for each of the three years ended March 31, 2006, 2005 and 2004.
SUMMARY COMPENSATION TABLE

					Long-Term
		Annual Compensation			Compensation
					Securities
					Underlying	All
				Other Annual	Options/	Other
Name and Position(1)	Year	Salary ($)	Bonus ($) (2)	Compensation($)(3)	SARs (#) (4)	Compensation ($)
	2006	230,596	—	26,735	—	—
Norbert Olberz,	2005	300,000	—	33,881	—	—
Chairman Emeritus (5)	2004	300,000	—	42,929	—	—

Craig L. Levra, Chairman of the Board,	2006	330,000	346,500	18,876	100,000	6,166,374	(8)
President and Chief	2005	330,000	231,000	23,578	—	—
Executive Officer (6)	2004	290,000	50,487	20,971	—	614,682	(9)

Howard K. Kaminsky, Executive Vice President-Finance,	2006	219,713	88,580	14,695	10,000	2,055,452	(8)
Chief Financial Officer	2005	212,923	86,000	12,492	—	—
and Secretary (7)	2004	201,000	41,200	15,689	8,000	203,001	(9)

Dennis D. Trausch, Executive Vice	2006	169,823	68,640	50,982	35,000	—
President-Growth and	2005	163,846	66,000	26,800	25,000	—
Development (10)	2004	157,500	28,000	31,835	8,000	—

Jeffrey A. Lichtenstein,	2006	148,538	52,703	14,246	30,000	—
Senior Vice President —	2005	138,302	57,250	22,739	25,000	—
Risk Management (11)	2004	131,500	20,400	40,218	8,000	—

Tim A. Anderson, Vice	2006	156,443	63,232	15,192	40,000	—
President — Retail	2005	150,442	60,800	11,550	25,000	—
Operations (12)	2004	143,000	25,550	15,996	8,000	—

(1)	For a description of the employment agreements between certain officers and the Company, see “Employment Agreements.”

(2)	Consists of amounts paid pursuant to the Executive Bonus Plan. See “Incentive Compensation Plans — Executive Bonus Plan.”

(3)	Unless otherwise stated, represents employer contributions under the 401(k) Plan and personal benefits, including, but not limited to, group health insurance, automobile allowances, reimbursement of personal tax and financial advisory services and participation in the Company’s executive health care plan.

(4)	Represents options granted under the 2004 Plan. See “Incentive Compensation Plans — 2004 Equity Incentive Plan.” All share information has been adjusted to reflect the Company’s recapitalization. See “Certain Relations and Related Transactions.”
(Footnotes continued on next page)

(Footnotes continued from prior page)

(5)	Mr. Olberz has served as Chairman Emeritus since August 2001, Chairman of the Board from 1959 to August 2001, Interim President from April 1995 to November 1997 and Interim Chief Executive Officer from April 1995 to August 1999.

(6)	Mr. Levra has served as Chairman of the Board since August 2001, President since November 1997 and Chief Executive Officer since August 1999.

(7)	Mr. Kaminsky has served as Chief Financial Officer since 1985, Executive Vice President-Finance since May 2000 and Secretary since July 1995.

(8)	Includes the fair market value of $6,166,374 and $2,055,452 on the grant date of shares of Class B Common Stock awarded by the Olberz Trust to Messrs. Levra and Kaminsky, respectively. See “Certain Relationships and Related Transactions.”

(9)	Includes the fair market value of $337,270 and $111,648 on the grant date of shares of Common Stock awarded by the Olberz Trust to Messrs. Levra and Kaminsky, respectively, together with a cash bonus to pay income taxes thereon, paid by the Company.

(10)	Mr. Trausch has served as Executive Vice President — Growth and Development since April 2002, and Executive Vice President-Operations from June 1988 until April 2002.

(11)	Mr. Lichtenstein was appointed Senior Vice President — Risk Management in October 2003.

(12)	Mr. Anderson was appointed Vice President — Retail Operations in October 2003.

Stock Option Grants
     The following table sets forth certain information regarding the grant of stock options during the fiscal year ended March 31, 2006 to the Named Executive Officers.
OPTION/SAR GRANTS IN FISCAL YEAR 2006

	Individual Grants				Potential Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual
	Securities	Options/SARs			Rates of Stock
	Underlying	Granted To			Price Appreciation for
	Options/SARs	Employees In	Exercise	Expiration	Option Term(4)
Name of Officer	Granted (1)	Fiscal Year(2)	or Base Price(3)	Date	5%	10%
Class A Common Stock

Craig L. Levra	100,000	25.2%	$7.49	3/31/16	$471,042	$1,193,713

Howard K. Kaminsky	10,000	2.5	7.49	3/31/16	47,104	119,371

Dennis D. Trausch	21,875	5.5	8.15	6/28/15	112,120	284,134
	10,000	2.5	7.49	3/31/16	47,104	119,371

Jeffrey A. Lichtenstein	21,875	5.5	8.15	6/28/15	112,120	284,134
	5,000	1.3	7.49	3/31/16	23,552	59,686

Tim A. Anderson	21,875	5.5	8.15	6/28/15	112,120	284,134
	15,000	3.8	7.49	3/31/16	70,656	179,057

Class B Common Stock

Dennis D. Trausch	3,125	14.0%	$8.15	6/28/15	$16,017	$40,591

Jeffrey A. Lichtenstein	3,125	14.0	8.15	6/28/15	16,017	40,591

Tim A. Anderson	3,125	14.0	8.15	6/28/15	16,017	40,591

(1)	These options are exercisable in full.

(2)	Options to purchase an aggregate of 396,625 shares of Class A Common Stock and 22, 375 shares of Class B Common Stock were granted during the fiscal year ended March 31, 2006.

(3)	The exercise price is equal to the closing price of the Company’s Common Stock on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(4)	The Potential Realizable Value is the product of (a) the difference between (i) the product of the last reported sale price per share at the date of grant and the sum of (A) 1 plus (B) the assumed rate of appreciation of the Common Stock compounded annually over the term of the option and (ii) the per share exercise price of the option and (b) the number of shares of Common Stock underlying the option at March 31, 2006. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on a variety of factors, including market conditions and the price performance of the Common Stock. There can be no assurance that the rate of appreciation presented in this table can be achieved.

Option Exercises and Holdings
     The following table sets forth, for each of the Named Executive Officers, certain information regarding the exercise of stock options during the fiscal year ended March 31, 2006, the number of shares of Common Stock issuable upon the exercise of stock options held at fiscal year end and the value of options held at fiscal year end based upon the last reported sale price of the Class A Common Stock and the Class B Common Stock on Nasdaq on March 31, 2006 of $7.49 and $7.82, respectively.
     None of the Named Executive Officers hold stock appreciation rights (“SARs”).
AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2006
AND FISCAL YEAR-END OPTION/SAR VALUES

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-the-Money Options at
	on	Value	Options at March 31, 2006		March 31, 2006 (1)
Name of Officer	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Class A Common Stock

Craig L. Levra	45,805	$601,322	546,250	—	$2,189,928	—

Howard K. Kaminsky	69,099	876,965	229,917	2,333	1,047,051	$9,030

Dennis D. Trausch	69,099	876,965	249,750	—	946,645	—

Jeffrey A. Lichtenstein	—	—	122,250	—	351,011	—

Tim A. Anderson	—	—	109,500	—	193,778	—

Class B. Common Stock

Craig L. Levra	6,544	$85,903	63,750	—	$333,884	—

Howard K. Kaminsky	9,873	125,408	31,417	333	159,946	$1,400

Dennis D. Trausch	9,873	125,408	34,250	—	145,506	—

Jeffrey A. Lichtenstein	—	—	16,750	—	54,641	—

Tim A. Anderson	—	—	13,500	—	31,106	—

(1)	The value of unexercised “in-the-money” options is the difference between the last reported sale price of the Common Stock on March 31, 2006 and the exercise price of the option, multiplied by the number of shares subject to the option.

Incentive Compensation Plans
     2004 Equity Incentive Plan
     General. The 2004 Equity Incentive Plan (the “2004 Plan”) became effective on August 2, 2004. Under the 2004 Plan, awards may be granted to employees, directors and consultants of the Company and its affiliates. The purpose of the 2004 Plan is to encourage ownership in the Company by key personnel whose long-term service is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success.
     The maximum number of shares of Common Stock which may be issued under the 2004 Plan is 1,774,566. As of June 12, 2006, 560,459 shares of Class A Common Stock and 44,709 shares of Class B Common Stock were subject to outstanding awards, and there were 1,169,398 shares of Common Stock available for issuance under awards that may be granted in the future.
     Administration. The 2004 Plan is administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of the 2004 Plan, the Committee has a wide degree of flexibility in determining the recipients of awards, the terms and conditions of awards, and the number of shares or amount of cash to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon the achievement by the Company of specified performance criteria. The expenses of administering the 2004 Plan are borne by the Company.
     Terms of Awards. The 2004 Plan authorizes the Committee to enter into options, stock awards, SARs or cash awards with an eligible recipient. An award may consist of one such security or benefit or two or more of them in tandem or in the alternative.
     An award granted under the 2004 Plan may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transactions. The Committee may grant options that either are intended to be “incentive stock options” as defined under Section 422 of the Internal Revenue Code (the “Code”), or are not intended to be incentive options (“non-qualified stock options”). Incentive stock options may be granted only to employees.
     No incentive stock option may be granted under the 2004 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant. In addition, the aggregate fair market value, determined at the time of the grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its subsidiaries) may not exceed $100,000. As a result of Section 162(m) of the Code, and to provide the Committee flexibility in structuring awards, the 2004 Plan states that the aggregate number of shares subject to awards granted under the 2004 Plan during any calendar year to any one recipient shall not exceed 250,000, except that in connection with his or her initial service, an award may be granted conveying an additional 250,000 shares.
     If awards granted under the 2004 Plan expire, are canceled or otherwise terminate without being exercised, the Common Stock not purchased pursuant to the award again becomes available for issuance under the 2004 Plan. Awards may not be granted under the 2004 Plan on or after the tenth anniversary of the effectiveness of the 2004 Plan.
     Payment of Exercise Price. An award may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant thereto, or to pay all or part of such recipient’s tax withholding obligation with respect to such issuance, by (i) delivering cash, or (ii) delivering previously owned shares of capital stock of the Company or (iii) delivering consideration received by the Company under a broker assisted sale and remittance program, the terms and conditions of which will be determined by the Committee.

     Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the 2004 Plan, or any part thereof, at any time and for any reason. However, the Company will obtain stockholder approval for any amendment to the 2004 Plan to the extent required by applicable laws or stock exchange rules. In addition, without limiting the foregoing, unless approved by the Company’s stockholders, no such amendment shall be made that would: (1) increase the maximum number of shares for which awards may be granted under the 2004 Plan, other than an increase pursuant to a change in the Company’s capitalization; (2) reduce the exercise price of outstanding options; or (3) change the class of persons eligible to receive awards under the 2004 Plan. No such action by the Board or stockholders may alter or impair any award previously granted under the 2004 Plan without the written consent of the recipient. Unless terminated earlier, the 2004 Plan shall terminate ten years from the effective date.
     Term. Awards may not be granted under the 2004 Plan on or after the tenth anniversary of the effective date. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Common Stock may be issued pursuant to any award on or after the twentieth anniversary of the effective date.
     Terms and Conditions of Stock Awards. Each stock award agreement will contain provisions regarding (1) the number of shares subject to such stock award or a formula for determining such number, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria, if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retained and vested, as applicable, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Committee, (5) restrictions on transferability of the stock award, and (6) such further terms and conditions, in each case not inconsistent with the 2004 Plan, as may be determined from time to time by the Committee.
     Terms and Conditions of Cash Awards. Each cash award agreement will contain provisions regarding (1) the performance goals and maximum amount payable to the recipient as a cash award, (2) the performance criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the 2004 Plan, as may be determined from time to time by the Committee. The maximum amount payable as a cash award that is settled for cash may not exceed $2,000,000.
     Performance Goals. The business criteria on which performance goals are based under the 2004 Plan will be determined on a case-by-case basis by the Committee. The performance criteria may include (l) cash flow; (2) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (3) earnings per share (pre and after tax); (4) growth in earnings or earnings per share; (5) stock price; (6) return on equity or average stockholders’ equity; (7) total stockholder return; (8) return on capital; (9) return on assets or net assets; (10) return on investment; (11) revenue; (12) income or net income; (13) operating income or net operating income; (14) operating profit or net operating profit; (15) operating margin; (16) return on operating revenue; (17) market share; (18) contract awards or backlog; (19) overhead or other expense reduction; (20) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (21) credit rating; (22) strategic plan development and implementation; (23) EBITDA, (24) comparable store sales; (25) labor productivity; (26) gross profit percentage of sales or dollars; (27) inventory turn; (28) new store performance; (29) new store sales; (30) new store profitability; (31) number of new stores opened; and (32) any other similar criteria as may be determined by the Committee.

     Adjustments. If there is any change in the stock subject to the 2004 Plan or subject to any award made under the 2004 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in kind, stock split, liquidating dividend, combination or exchange of shares, change in corporate structure or otherwise), the 2004 Plan and shares outstanding thereunder will be appropriately adjusted as to the Class And the maximum number of shares subject to the 2004 Plan and the class, number of shares and price per share of stock subject to such outstanding options as determined by the Committee to be fair and equitable to the holders, the Company and the stockholders. In addition, the Committee may also make adjustments in the number of shares covered by, and the price or other value of, any outstanding awards under the 2004 Plan in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to stockholders.
     1992 Incentive Award Plan
     The 1992 Incentive Award Plan (the “1992 Plan”) became effective in October 1992. The 1992 Plan authorized the granting of certain incentive awards including stock appreciation rights, non-qualified stock options, incentive stock options, restricted stock, dividend equivalents and performance awards. The 1992 Plan was amended on August 6, 1998 and August 1, 2002.
     Although the 1992 Plan terminated on August 1, 2004, awards outstanding on that date may be exercised or settled after that date in accordance with their terms. Any shares not issued under the 1992 Plan are added to the shares available for issuance under the 2004 Plan.
     As of June 12, 2006, there were 902,125 shares of Class A Common Stock and 144,375 shares of Class B Common Stock subject to outstanding options granted under the 1992 Plan.
     The 1992 Plan provided for the grant of incentive stock options to employees of the Company. The 1992 Plan also provided for the grant of non-qualified stock options to the Company’s officers, employees or consultants. Incentive stock options may have certain tax advantages for the optionee as compared to non-qualified stock options. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Company’s Common Stock on the date of grant or 110% of such fair market value in the case of an optionee who holds more than 10% of the Company’s Common Stock. The exercise price of a non-qualified stock option may not be less than 100% of the fair market value of the Company’s Common Stock on the grant date. Shares subject to an option granted under the 1992 Plan may be purchased for cash or its equivalent, including shares of Common Stock. Options expire ten years after the grant date, with the exception of incentive stock options held by a holder of 10% or more of the outstanding Common Stock, which expire five years after the grant date.
     Executive Bonus Plan
     The Company maintains a bonus plan under which, subject to an overall maximum, certain executive officers may earn a bonus equal to a percentage of their annual base salaries, if the Company meets the performance criteria set by the Compensation Committee at the beginning of the fiscal year. For fiscal 2007, the performance criteria set by the Compensation Committee is a specified amount of pretax profit. If the Company meets or exceeds the profit objective, each executive officer, other than Mr. Olberz, is entitled to receive a bonus of up to a specified percentage of their annual base salary. For fiscal 2007, this percentage of annual base salary will be between 35% and 60% for Messrs. Kaminsky, Trausch, Lichtenstein and Anderson, and will be 160% for Mr. Levra. Generally, if the Company achieves 90% or more of the profit objective, but less than 100%, these executives receive 50% of a full annual bonus plus 5% for each full percentage point above 90% achieved.

     401(k) Plan
     Eligible employee participants could make voluntary contributions to a qualified retirement plan with a 401(k) feature (the “401(k) Plan”), through payroll deductions which are matched, in part, by the Company’s contributions. Such contributions can be used by the participant to purchase interests in certain mutual funds or shares of the Company’s Common Stock.
     Each employee twenty-one years of age or older is eligible to participate in the 401(k) Plan on the first day of the pay period after completing three months of service. There are currently approximately 2,800 employees of the Company who are eligible to participate in the 401(k) Plan. Subject to compliance with certain nondiscrimination tests which limit contributions of or on behalf of “highly compensated employees” (as such term as defined in the federal tax laws), the participants may make an annual contribution equal to from 2% up to and including 100% of their salary compensation or $15,000 (whichever is less). Additional “catch-up” contributions are permitted for participants who have attained age 50 during the plan year.
Equity Compensation Plan Information
     The following table shows outstanding options, their weighted exercise price, and options remaining available for issuance under the Company’s existing compensation plans.
EQUITY COMPENSATION PLAN INFORMATION

Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation
	of outstanding options,	outstanding options,	plans (excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Plans Approved by Stockholders
Class A	1,462,584	$4.70	1,169,398 (1)
Class B	189,084	$4.00	1,169,398 (1)
Plans Not Approved by Stockholders	—	—	—

(1)	As of June 12, 2006, there were 1,169,398 shares of Common Stock available for issuance, which shares may be either Class A Common Stock or Class B Common Stock.
Employment Agreements
     The Company has entered into an employment agreement with Norbert Olberz. The term of employment commences on April 1, 2000 and terminates on March 31, 2014 and automatically renews for an additional twelve months at the end of the initial term or any renewal term unless 30 days notice is given by either party. Mr. Olberz is entitled to (i) receive an annual base salary of $300,000 until September 30, 2005 and $150,000 thereafter (subject to increase from time to time in the discretion of the Board), (ii) receive a $1,500 monthly automobile allowance, (iii) receive reimbursement for personal tax and financial advisory services up to $1,500 per year, (iv) participate in such health care plans, and receive such life insurance, as may be provided to executive officers generally and (v) receive reimbursement for secretarial assistance up to $2,500 per month. In the event Mr. Olberz dies before the end of the term, his spouse, if living, will be entitled to receive one-half of such amounts. The Company has the right to terminate Mr. Olberz’ employment only for “cause” (as defined in such employment agreement).

     The Company has entered into employment agreements, as amended, with each of Messrs. Levra, Kaminsky and Trausch. The term of employment of Mr. Levra commences on July 1 of each year and terminates on the following June 30 and automatically renews for an additional twelve months at the end of the initial term or any renewal term unless notice of termination is given by either party at least 30 days prior to the end of the term. The term of employment of Messrs. Kaminsky and Trausch commences on July 1 of each year and terminates on the following June 30 and automatically renews for an additional twelve months at the end of the initial term or any renewal term unless notice of termination is given by either party at least 30 days prior to the end of the term. For fiscal 2007, Messrs. Levra, Kaminsky and Trausch are entitled to (i) receive an annual base salary (subject to increase from time to time in the discretion of the Board) of $380,000, $228,000 and $180,000, respectively, (ii) participate in the executive bonus program, (iii) receive a monthly automobile allowance in the amount of $1,500 for Mr. Levra and $900 for Messrs. Kaminsky and Trausch, (iv) receive reimbursement for personal tax and financial advisory services up to $2,000 per year for Mr. Levra and $750 per year for Messrs. Kaminsky and Trausch, and (v) participate in all plans provided to executive officers or employees generally. In the event employment is terminated by the Company without “cause” (as defined in such employment agreements) or by the employee for specified causes, Mr. Levra will be entitled to his annual base salary for 24 months, Mr. Kaminsky will be entitled to his annual base salary for 12 months, and Mr. Trausch will be entitled to his annual base salary for six months.
Code of Conduct
     The Company has adopted a Code of Conduct applicable to all directors, officers and employees of the Company. A copy of the Code of Conduct is available on the Company’s website, www.sportchalet.com. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Conduct applicable to our Chief Executive Officer and senior financial executives on our website within two business days following the date of such amendment or waiver.
Report of the Audit Committee of the Board of Directors
     The Report of the Audit Committee of the Board of Directors shall not be deemed filed under the Securities Act or under the Exchange Act.
REPORT OF THE AUDIT COMMITTEE
     The Board maintains an Audit Committee comprised of three of the Company’s directors. Each member of the Audit Committee meets the independence and experience requirements of the Nasdaq Stock Market and the independence requirement of the SEC. The Audit Committee assists the Board in monitoring the accounting, auditing and financial reporting practices of the Company.
     Management is responsible for the preparation of the Company’s financial statements and financial reporting process, including its system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:
•	Reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2006; and

•	Obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States.
     The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented and conform with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee:
•	Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”);

•	Reviewed and discussed with the independent registered public accounting firm the written disclosures and the letter from the independent registered public accounting firm required by Independent Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”); and

•	Reviewed and discussed with the independent registered public accounting firm whether the rendering of the non-audit services provided by them to the Company during fiscal 2006 was compatible with their independence.
     The Audit Committee operates under a written charter, which was adopted by the Board and is assessed annually for adequacy by the Audit Committee. The charter is available on the Company’s website at www.sportchalet.com.
     The Audit Committee held five meetings with the independent registered public accounting firm during fiscal 2006, in each case with and without management present. In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s registered public accounting firm is independent.
     Based upon the reviews and discussions described above, and the report of the independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, for filing with the Securities and Exchange Commission.
     The Audit Committee selected Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007, subject to ratification by the Stockholders at the Meeting.

Dated: June 12, 2006	AUDIT COMMITTEE

Kenneth Olsen
Al D. McCready
Frederick H. Schneider

Performance Graph
     The following graph compares the yearly percentage change in cumulative total stockholder return of the Company’s Common Stock during the period from April 1, 2001 to March 31, 2006 with (i) the cumulative total return of the Nasdaq market index and (ii) the cumulative total return of the S&P Specialty Stores Index. The comparison assumes $100 was invested on April 1, 2001 in the Common Stock and in each of the foregoing indices and the reinvestment of dividends through March 31, 2006. The stock price performance on the following graph is not necessarily indicative of future stock price performance.
     In September 2005, the stockholders of the Company approved amendments to the Company’s Certificate of Incorporation that resulted in the reclassification of each outstanding share of common stock as 0.25 share of Class B Common Stock and the issuance of seven shares of Class A Common Stock for each outstanding share of Class B Common Stock. For the period commencing on September 30, 2005, the Company has added the share price of one share of Class B Common Stock and seven shares of Class A Common Stock in calculating its cumulative total return for purposes of the following graph.
     This graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

Certain Relationships and Related Transactions
     Property Leases
     The Company leases from corporations controlled by Norbert Olberz, the Chairman Emeritus and the Company’s founder (the “Founder”), its corporate offices in La Cañada and its stores in La Cañada, Huntington Beach and Porter Ranch, California. The Company has incurred rental expense to the Founder of $2.4 million, $2.4 million and $2.5 million in fiscal 2006, 2005 and 2004, respectively. Management believes that the occupancy costs under the leases with corporations controlled by the Founder are no higher than those which would be charged by unrelated third parties under similar circumstances.
     Recapitalization Plan
     On September 20, 2005, the stockholders of the Company approved a recapitalization plan designed to facilitate the orderly transition of control from the Company’s founder (the “Founder”) to certain members of the Company’s management and to increase financial flexibility for the Company and its stockholders. The recapitalization plan transferred a portion of the Founder’s ownership to Craig L. Levra, the Company’s Chairman and Chief Executive Officer, and Howard K. Kaminsky, the Company’s Executive Vice President – Finance, Chief Financial Officer and Secretary, and allowed current stockholders to retain existing ownership and voting interests.
     The recapitalization established two classes of common stock and was effected through a reclassification of each outstanding share of common stock into 0.25 share of Class B Common Stock. The reclassification was followed by a non-taxable stock dividend of seven shares of Class A Common Stock for each one outstanding share of Class B Common Stock. Each share of Class B Common Stock entitles the holder to one vote, and each share of Class A Common Stock entitles the holder to 1/20th of one vote, on each matter on which such class is entitled to vote.
     Subsequent to the reclassification and dividend, the Founder transferred 974,150 shares of Class B Common Stock to Craig L. Levra and Howard K. Kaminsky, which transfer was intended to give them approximately 45% of the combined voting interests of Class A Common Stock and the Class B Common Stock when added to the shares of Common Stock then owned by them. The shares of Class B Common Stock transferred by the Founder to certain members of management are treated as a contribution to the Company’s capital with the offsetting charge as compensation expense. As a result, the Company recorded a one-time charge based on the stock price a the time of the transfer of approximately $8.6 million. For a more complete description of the reclassification, dividend and transfer, see the Company’s Current Reports on Form 8-K filed with the SEC on September 22, October 3 and December 9, 2005.
     On December 20, 2002, Norbert Olberz and Irene Olberz, as co-trustee of the Olberz Trust, granted to SC Option, LLC, a newly formed California limited liability company (the “LLC”), an option (the “Option”) to purchase, under certain circumstances, all of the shares of the Company’s common stock held by the Trust. The LLC and the Trust entered into the Option to provide for an orderly transition of control of the Company upon the death of Norbert Olberz. On September 30, 2005, the LLC and the Trust terminated the Option. For a more complete description of the Option, see the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2002.

     Loans
     In March 1998, the Olberz Trust committed 293,625 shares of Common Stock for awards to 100 employees and directors, all of which shares subsequently were awarded. Dennis D. Trausch was awarded 25,000 shares. The Company loaned each recipient of shares the amount necessary to pay the income taxes due on the stock award, which loans bear interest at the rate of 6.0% per year. In addition, in connection with the grant by the Company to Craig L. Levra of 25,000 shares of Common Stock in each of October 1997 and October 2000, the Company loaned Mr. Levra the amount necessary to pay the income taxes due on the stock awards, which loans bear interest at the rate of 6.0% per year. The largest balance of such loans to Messrs. Levra and Trausch in fiscal 2006 was $55,257 for Mr. Levra and $21,703 for Mr. Trausch. Messrs. Levra and Trausch repaid the loans in full on June 22, 2005.
Compliance with Reporting Requirements of Section 16
     Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any person holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC, each person subject to the reporting requirements of Section 16(a) has filed timely all reports required to be filed in fiscal 2006.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Board, upon the recommendation of the Audit Committee, has ratified the selection of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.
     Although this appointment is not required to be submitted to a vote of the Stockholders, the Audit Committee believes it is appropriate as a matter of policy to request that the Stockholders ratify the appointment. If the Stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting, the Board will consider the selection of another independent registered public accounting firm.
     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2007.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Representatives of Moss Adams LLP, the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2006, will be invited to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Stockholders.
     Audit Fees: Fees for audit services totaled $175,000 in fiscal 2006 and $230,000 in fiscal 2005 (of which $95,000 was paid to Ernst & Young LLP, the Company’s former independent registered public accounting firm), including fees associated with the annual audit and the reviews of the Company’s Quarterly Reports on Form 10-Q.
     Audit-Related Fees: Fees for audit related services totaled $17,000 in fiscal 2006 and $7,700 in fiscal 2005. Audit-related services principally include benefit plan audits and accounting consultations.
     Tax Fees: Fees for tax services, including tax compliance, tax advice and tax planning totaled $27,000 in fiscal 2006 and $16,000 in fiscal 2005.
     All Other Fees: Fees for other services totaled $2,000 in fiscal 2006, and there were no fees for other services in 2005.
     The Audit Committee administers the Company’s engagement of Moss Adams LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Moss Adams LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services. The Audit Committee, in reliance on management and the independent registered public accounting firm, has determined that the provision of these services is compatible with maintaining the independence of Moss Adams LLP.

     Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.
     The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
     Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings.
     SEC rules provide that any stockholder proposal to be included in the proxy statement for the Company’s 2006 annual meeting must be received by the Secretary of the Company at the Company’s office at One Sport Chalet Drive, La Cañada, California 91011 on or before February 20, 2007, in a form that complies with applicable regulations. If the date of the 2006 annual meeting is advanced or delayed more than 30 days from the date of the 2005 annual meeting, stockholder proposals intended to be included in the proxy statement for the 2006 annual meeting must be received by us within a reasonable time before the Company begins to print and mail the proxy statement for the 2006 annual meeting. Upon any determination that the date of the 2006 annual meeting will be advanced or delayed by more than 30 days from the date of the 2005 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.
     SEC rules also govern a company’s ability to use discretionary proxy authority with respect to stockholder proposals that were not submitted by the stockholders in time to be included in the proxy statement. In the event a stockholder proposal is not submitted to the Company before May 6, 2007, the proxies solicited by the Board for the 2007 annual meeting of stockholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2007 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2007 annual meeting is advanced or delayed more than 30 days from the date of the 2006 annual meeting, then the stockholder proposal must not have been submitted to the Company within a reasonable time before the Company mails the proxy statement for the 2007 annual meeting.
ANNUAL REPORT ON FORM 10-K
     A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 (excluding the exhibits thereto) as filed with the SEC, accompanies this Proxy Statement, but it is not deemed to be a part of the proxy soliciting material. The Form 10-K contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Moss Adams LLP, the Company’s independent registered public accounting firm.
     The Company will provide a copy of the exhibits to its Form 10-K for the fiscal year ended March 31, 2006 upon the written request of any beneficial owner of the Company’s securities as of the Record Date and reimbursement of the Company’s reasonable expenses. Such request should be addressed to the Company c/o Howard K. Kaminsky, the Secretary of the Company, at One Sport Chalet Drive, La Cañada, California 91011. Exhibits are available at no charge on the SEC’s website, www.sec.gov.

STOCKHOLDERS ARE URGED IMMEDIATELY TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES, OR TO VOTE BY TELEPHONE OR THE INTERNET.

By Order of the Board of Directors,

SPORT CHALET, INC.

Howard K. Kaminsky,
Secretary
La Cañada, California
June 21, 2006

[THIS PAGE INTENTIONALLY LEFT BLANK]

[THIS PAGE INTENTIONALLY LEFT BLANK]

Our street address does not appear on MapQuest. If you need to map the office via the Internet, use Foothill Boulevard at Beulah Drive, La Cañada, CA 91011 as the closest reference.
( Exit on Angeles Crest Highway, and turn south. Turn left on Foothill Boulevard. Turn left on Beulah Drive. Turn left on Houseman Street and turn right immediately on Sport Chalet Drive. Park in the parking lot to the west of the Sport Chalet corporate office building.
For further information, please refer to Thomas Bros. Map 2005 Edition, page 535, grid B3, or call the Sport Chalet corporate office at (818) 949-5300.

SPORT CHALET, INC.
PROXY FOR CLASS A COMMON STOCK
FOR ANNUAL MEETING OF STOCKHOLDERS
The undersigned, a stockholder of SPORT CHALET, INC., a Delaware corporation (the “Company”), hereby appoints Craig L. Levra and Howard K. Kaminsky, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the annual meeting of the stockholders of the Company, to be held on August 8, 2006, and any postponement or adjournment thereof, and in connection herewith, to vote and represent all of the shares of the Company that the undersigned would be entitled to vote, as follows:
PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE

THIS PROXY IS SOLICITED BY
THE BOARD OF DIRECTORS OF SPORT CHALET, INC.
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
www.proxyvoting.com/SPCH
Use the Internet to vote your proxy.
Have your proxy card in hand
when you access the web site.

OR

Telephone
1-888-426-7035
Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call.

OR

Mail
Mark, sign and date your proxy card
and return it in the enclosed
postage-paid envelope

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
Please note that, this year, there are two (2) proxy cards, one for holders of Class A Common Stock and one for holders of Class B Common Stock. Stockholders who receive a Class A Common Stock proxy card and a Class B Common Stock proxy card must sign and return BOTH proxy cards in accordance with their respective instructions to ensure the voting of shares of each class owned.
▼ DETACH PROXY CARD HERE ▼

1. ELECTION OF DIRECTORS: One of the directors (the “Class A Director”) will be elected by the holders of the Class A Common Stock voting as a separate class, and the other will be elected by the holders of the Class A Common Stock and the holders of the Class B Common Stock voting together as a single class. The Board of Directors has nominated John R. Attwood and Craig L. Levra for election as directors at the Meeting, and has nominated Mr. Attwood for election as the Class A Director.

☐	FOR all nominees listed below (except as indicated to the contrary).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
01  John R. Attwood
02  Craig L. Levra
(Instructions: To withhold authority to vote for any nominee, line through or otherwise strike out his name above)

2. RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.
3. OTHER BUSINESS. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

☐ FOR           ☐AGAINST           ☐ABSTAIN
☐ FOR           ☐AGAINST           ☐ABSTAIN

This Proxy will be voted in accordance with the instructions set forth above. If instructions are not given, this Proxy will be treated as a GRANT OF AUTHORITY TO VOTE FOR the election of the directors named above, FOR the ratification of the appointment of Moss Adams LLP and in accordance with the recommendations of a majority of the Board of Directors on such other business as may come before the Meeting, including a motion to adjourn the Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors.

The undersigned hereby revokes any other proxy to vote at the Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known prior to June 21, 2006, said proxies are authorized to vote in accordance with the recommendations of the Board of Directors.
The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated June 21, 2006 relating to the Meeting.

Dated:	, 2006

Signature

Signature
The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the stock certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

Please Detach Here You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope

SPORT CHALET, INC.
PROXY FOR CLASS B COMMON STOCK
FOR ANNUAL MEETING OF STOCKHOLDERS
The undersigned, a stockholder of SPORT CHALET, INC., a Delaware corporation (the “Company”), hereby appoints Craig L. Levra and Howard K. Kaminsky, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the annual meeting of the stockholders of the Company, to be held on August 8, 2006, and any postponement or adjournment thereof, and in connection herewith, to vote and represent all of the shares of the Company that the undersigned would be entitled to vote, as follows:
PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE

THIS PROXY IS SOLICITED BY
THE BOARD OF DIRECTORS OF SPORT CHALET, INC.
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
www.proxyvoting.com/ SPCH
Use the Internet to vote your proxy.
Have your proxy card in hand
when you access the web site.

OR

Telephone
1-888-426-7035
Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call.

OR

Mail
Mark, sign and date your proxy card
and return it in the enclosed
postage-paid envelope

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
Please note that, this year, there are two (2) proxy cards, one for holders of Class A Common Stock and one for holders of Class B Common Stock. Stockholders who receive a Class A Common Stock proxy card and a Class B Common Stock proxy card must sign and return BOTH proxy cards in accordance with their respective instructions to ensure the voting of shares of each class owned.
▼ DETACH PROXY CARD HERE ▼

1. ELECTION OF DIRECTORS: One of the directors (the “Class A Director”) will be elected by the holders of the Class A Common Stock voting as a separate class, and the other will be elected by the holders of the Class A Common Stock and the holders of the Class B Common Stock voting together as a single class. The Board of Directors has nominated John R. Attwood and Craig L. Levra for election as directors at the Meeting, and has nominated Mr. Attwood for election as the Class A Director.

☐	FOR the nominee listed below	☐	WITHHOLD AUTHORITY to vote for the nominee listed below
01  Craig L. Levra

2. RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.
3. OTHER BUSINESS. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

☐ FOR           ☐AGAINST           ☐ABSTAIN
☐ FOR           ☐AGAINST           ☐ABSTAIN

This Proxy will be voted in accordance with the instructions set forth above. If instructions are not given, this Proxy will be treated as a GRANT OF AUTHORITY TO VOTE FOR the election of the director named above, FOR the ratification of the appointment of Moss Adams LLP and in accordance with the recommendations of a majority of the Board of Directors on such other business as may come before the Meeting, including a motion to adjourn the Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors.

The undersigned hereby revokes any other proxy to vote at the Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known prior to June 21, 2006, said proxies are authorized to vote in accordance with the recommendations of the Board of Directors.
The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated June 21, 2006 relating to the Meeting.

Dated:	, 2006

Signature

The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the stock certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

Please Detach Here You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope